Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

LINCARE HOLDINGS INC. ANNOUNCES
FIRST QUARTER 2005 FINANCIAL RESULTS

Clearwater, Florida (April 18, 2005) -- Lincare Holdings Inc. (NASDAQ:LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter ended March 31, 2005.

For the quarter ended March 31, 2005, revenues were $305.2 million, a 1% decrease from revenues of $306.9 million for the first quarter of 2004.  Net income for the quarter ended March 31, 2005, was $54.6 million compared to net income of $62.9 million for the first quarter of 2004.  Diluted earnings per share were $0.51 for the quarter ended March 31, 2005, compared with $0.60 diluted earnings per share for the comparable prior year period.

The financial results for the quarter ended March 31, 2005 were negatively impacted by reductions in Medicare reimbursement for respiratory medications and certain items of durable medical equipment that took effect on January 1, 2005.  The Company estimates that operating income in the quarter was reduced by $43.0 million as a result of these changes, comprised of $33.8 million of reduced revenues and $9.2 million of additional cost of goods sold.

On March 30, 2005, the Centers for Medicare and Medicaid Services (CMS) released the 2005 Medicare fee schedule amounts for oxygen equipment based on information contained in a final report issued by the Office of Inspector General (OIG).  The new fee schedule amounts were made effective for claims for oxygen equipment furnished after January 1, 2005, that were received by Medicare on or after April 1, 2005.  The Company estimates that the new fee schedule will result in a net price reduction of 8.7% for oxygen equipment provided by the Company to Medicare beneficiaries, or approximately $15.0 to $16.0 million per quarter beginning in the second fiscal quarter of 2005.

During the first quarter of 2005, Lincare completed the acquisition of six companies with annual revenues of approximately $25.0 million.  The acquired businesses were located in Alabama, California, Illinois, New Hampshire, Ohio and Virginia.

Lincare added 21 new operating centers in the first quarter, with 10 of those locations derived from acquisitions and 11 locations derived from internal expansion.  The total number of Lincare locations expanded to 825 at the end of the first quarter.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first quarter of 2005.  We are well positioned to absorb the significant reductions in Medicare pricing for our services in 2005.  Our operating centers experienced strong customer growth in the first quarter and our acquisition program is off to a good start in 2005.” The Company estimates that revenues from internal sources grew sequentially at an 11.3% annualized pace in the first quarter of 2005 over the fourth quarter of 2004 before considering the impact of the Medicare price reductions in 2005.

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in the first quarter of 2005.”  Lincare generated $107.6 million of cash from operating activities during the first quarter of 2005.  Investments of cash during the quarter included $23.7 million in capital expenditures and $29.8 million in business acquisition expenditures.  The Company repurchased 1.6 million shares of its common stock during the quarter for $66.8 million.  Long-term obligations, including current maturities of bank debt, were $320.0 million and cash and short-term investments were $216.7 million at March 31, 2005.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home.  The Company provides services and equipment to over 560,000 customers in 47 states.

Lincare will hold its annual meeting of stockholders on May 9, 2005, at 10:00 A.M. at the Adam’s Mark, 2544 Executive Drive, Indianapolis, Indiana.  Stockholders of record at the close of business on March 31, 2005, are entitled to vote the shares held on that date at the annual meeting.  The Company has posted its expected earnings release dates for the remainder of the 2005 fiscal year under the Investor Relations section of its web site at www.lincare.com.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements.   These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements.  In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operations of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms  and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings.  If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements.  Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.
Financial Summary
(Unaudited)
(In thousands, except share and per share data)

	For the three months ended

	March 31, 2005	March 31, 2004

Net revenues	$305,177	$306,871

Costs and expenses:
Costs of goods and services	56,534	45,852
Operating expenses	70,004	64,805
Selling, general and administrative expenses	61,560	64,536
Bad debt expense	4,578	4,603
Depreciation expense	22,095	21,285
Amortization expense	427	377

Operating income	89,979	105,413
Interest and other expense	2,408	4,398
Income before income taxes	87,571	101,015
Income taxes	32,953	38,082

Net income	$54,618	$62,933

Basic earnings per common share	$0.54	$0.64

Diluted earnings per common share	$0.51	$0.60

Weighted average number of common shares outstanding	100,983,920	99,037,298

Weighted average number of common shares and common share equivalents outstanding	108,757,231	106,455,980

LINCARE HOLDINGS INC.
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	March 31, 2005	Dec 31, 2004

Cash and short-term investments	$216,713	$225,789
Accounts Receivable, Net	153,979	137,891
Current Assets	380,154	377,855
Total Assets	1,765,275	1,721,064
Long Term Obligations, including Current Maturities of Bank Debt	320,000	320,293
Stockholders’ Equity	1,175,024	1,166,325